Exhibit 4.9

FORM 51-102F3

Material Change Report

Item 1             Name and Address of Company

Inmet Mining Corporation
330 Bay Street
Suite 1000
Toronto, Ontario
M5H2S8

Item 2             Date of Material Change

May 15, 2012

Item 3             News Release

A news release announcing the material change referred to in this report was issued by Inmet Mining Corporation (“Inmet”) on May 15, 2012through the facilities of Marketwire and filed on the System for Electronic Document Analysis and Retrieval (SEDAR). A copy of the news release is attached as Schedule “A”.

Item 4             Summary of Material Change

Inmet announced on May 15, 2012 that it increased the size of its previously announced offering of senior unsecured notes to US$1.5 billion aggregate principal amount of 8.75 percent senior unsecured notes maturing 2020 (the “Notes”).  The Notes were priced at 98.584 percent of the aggregate principal amount, providing Inmet with gross proceeds of US$1,478,760,000 and yield 9 percent to maturity. Inmet intends to use the net proceeds to fund the development of Cobre Panama.

Inmet subsequently announced on May 18, 2012 the closing of the offering of Notes. With this closing, the Inmet Board has granted its approval to issue Full Notice to Proceed and start construction of Cobre Panama. A copy of the May 18, 2012 news release is attached as Schedule “B”.

Item 5             Full Description of Material Change

For a full description of the material change, please see Schedules “A” and “B”.

Item 6             Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7             Omitted Information

Not applicable.

Item 8             Executive Officer

For further information please contact Steve Astritis, Vice President, Legal and Corporate Affairs of Inmet Mining Corporation at the above-mentioned address or by telephone at (416) 361-6400.

Item 9             Date of Report

May 25, 2012

Schedule “A”

Inmet Mining Corporation
Suite 1000
330 Bay Street
PRESS RELEASE	Toronto, Canada M5H 2S8
Tel: (1) 416-361-6400
FOR IMMEDIATE RELEASE	Fax: (1) 416-368-4692
May 15, 2012	www.inmetmining.com

INMET MINING ANNOUNCES PRICING FOR US $1.5 BILLION SENIOR NOTES OFFERING

TORONTO, Canada – Inmet Mining Corporation (TSX: IMN) (Inmet) today announced that it has increased the size of its previously announced offering of US $1 billion aggregate principal amount of senior unsecured notes maturing 2020 (the “Notes”) to US $1.5 billion with a coupon of 8.75 percent per annum.  The Notes were priced at 98.584 percent of the aggregate principal amount, providing the company with gross proceeds of US $1,478,760,000 and will yield 9 percent to maturity.  The offering is expected to close on or about May 18, 2012.  Inmet intends to use the proceeds to fund the development of Cobre Panama.

The offer and sale of the Notes will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  The sale of the Notes in Canada will be conducted on a private placement basis pursuant to certain exemptions from applicable Canadian securities laws.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward looking information

Securities regulators encourage companies to disclose forward-looking information to help investors understand a company’s future prospects.  This press release contains forward-looking information.  These are “forward-looking” because we have used what we know and expect today to make a statement about the future.  Forward-looking statements usually include words such as may, expect, anticipate, and believe or other similar words.  However, actual events and results could be substantially different because of the risks and uncertainties associated with our respective business or events that happen after the date of this press release.  You should not place undue reliance on forward-looking statements.

About Inmet

Inmet is a Canadian-based global mining company that produces copper and zinc.  We have three wholly-owned mining operations: Çayeli (Turkey), Las Cruces (Spain) and Pyhäsalmi (Finland).  We also have an 80 percent interest in Cobre Panama, a development property in Panama.

For Additional Information, Please Contact:

Flora Wood, Director, Investor Relations

+1 416 361 4808

Schedule “B”

4

Inmet Mining Corporation
Suite 1000
330 Bay Street
PRESS RELEASE	Toronto, Canada M5H 2S8
Tel: (1) 416-361-6400
FOR IMMEDIATE RELEASE	Fax: (1) 416-368-4692
May 18, 2012	www.inmetmining.com

INMET MINING ANNOUNCES CLOSING OF US $1.5 BILLION SENIOR NOTES OFFERING AND
AUTHORIZATION OF FULL NOTICE TO PROCEED WITH COBRE PANAMA CONSTRUCTION

TORONTO, Canada – Inmet Mining Corporation (TSX: IMN) (Inmet) today announced the closing of its previously announced offering of US $1.5 billion aggregate principal amount of 8.75 percent senior unsecured notes maturing 2020 (the “Notes”). Inmet intends to use the net proceeds to fund the development of Cobre Panama. With this closing, the Inmet Board has granted its approval to issue Full Notice to Proceed and start construction of Cobre Panama.

The offer and sale of the Notes is not registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The sale of the Notes in Canada is conducted on a private placement basis pursuant to certain exemptions from applicable Canadian securities laws. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward looking information

Securities regulators encourage companies to disclose forward-looking information to help investors understand a company’s future prospects. This press release contains forward-looking information. These are “forward-looking” because we have used what we know and expect today to make a statement about the future. Forward-looking statements usually include words such as may, expect, anticipate, and believe or other similar words. However, actual events and results could be substantially different because of the risks and uncertainties associated with our respective business or events that happen after the date of this press release. You should not place undue reliance on forward-looking statements.

About Inmet

Inmet is a Canadian-based global mining company that produces copper and zinc. We have three wholly-owned mining operations: Çayeli (Turkey), Las Cruces (Spain) and Pyhäsalmi (Finland). We also have an 80 percent interest in Cobre Panama, a development property in Panama.

For Additional Information, Please Contact:

Flora Wood, Director, Investor Relations
+1 416 361 4808